Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-09055 and 33-33458) of International Business Machines Corporation of our report dated June 16, 2017 relating to the financial statements and supplemental schedules of the IBM 401(k) Plus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY
June 16, 2017